UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2009

GenCorp Inc.
(Exact name of registrant as specified in its charter)

Ohio	1-01520	34-0244000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Highway 50 and Aerojet Road, Rancho Cordova, California		95742
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (916) 355-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Results of Operations and Financial Condition

On February 11, 2009, the Organization & Compensation Committee (the “Compensation Committee”) and the Board of Directors (the “Board”) of GenCorp Inc. (the “Company”) met to discuss director and executive compensation issues and adopted the following:

2008 Annual Cash Incentive Awards

The Board, upon the recommendation and approval of the Compensation Committee, approved cash incentive awards to all executive officers and other key employees of the Company (the “Eligible Employees”) for fiscal year 2008.  The awards were based on an assessment of actual performance against pre-established Company and business segment performance objectives specified in the Company’s annual operating plan.  Specifically, performance targets consisted of: (i) for the Aerospace and Defense business segment, revenue growth, segment performance and cash flow, (ii) for the Real Estate business segment, various real estate objectives tied to the entitlement of the Company’s excess real estate and (iii) for the Corporate business segment, earnings per share, cash flow and various real estate objectives tied to the entitlement of the Company’s excess real estate.

The following table lists the total award amounts for each named executive officer of the Company:

Executive Officer	Title	2008
J. Scott Neish	Interim President, Interim Chief Executive Officer, Vice President and President, Aerojet-General Corporation	$357,000
Kathleen E. Redd	Vice President, Chief Financial Officer and Secretary	133,000
Mark A. Whitney	Former Senior Vice President, General Counsel and Secretary	259,000
Chris W. Conley	Vice President, Environmental Health & Safety	106,000

William M. Lau	Vice President and Treasurer	100,000

2009 Annual Cash Incentive Plan

The Board, upon the recommendation and approval of the Compensation Committee, adopted an annual cash incentive plan for fiscal year 2009.  The program provides Eligible Employees, including the Company’s named executive officers, the opportunity to receive cash incentive awards if individual and/or business targets are met.   For the Corporate business segment, performance objectives relate to net income (accorded a 50% weighting), cash flow (accorded a 30% weighting) and revenue growth (accorded a 20% weighting).  For the Aerospace and Defense business segment, performance objectives relate to cash flow (accorded a 40% weighting), awards (accorded a 30% weighting),  contract profit (accorded a 15% weighting), and contract margin (accorded a 15% weighting). Each named executive officer and eligible employees in the Corporate or Aerospace and Defense business segments has the opportunity to earn up to 200% of their base salaries if all of their performance measures are met at the maximum target levels.  For the Real Estate business segment, the performance objectives relate to cash flow/budget, signage of water agreements with the Golden State Water Company and Sacramento County, signage of the Glenborough Development Agreement, sale of the Folsom schools and general discretionary objectives.  Each named executive officer in the Real Estate business segment has the opportunity to earn up to 200% of their base salaries if all of their performance measures are met at the maximum target levels.

The target bonus for each Eligible Employee is based on a percentage of the participant's annual (or prorated, if applicable) salary as of November 30, 2009 (or date of hire or promotion to an eligible position, if later). The applicable percentage for each participant is determined by the Compensation Committee, in its sole discretion. The earned bonus may be greater than or less than the target bonus depending on the level at which the performance objectives are attained.

2009 Long-Term Equity Incentive Awards

The Board, upon the recommendation and approval of the Compensation Committee, adopted, subject to shareholder approval at the Company’s 2009 Annual Meeting of Shareholders, the 2009 Equity and Performance Incentive Plan (the “Long Term Incentive Plan”).  The Long Term Incentive Plan provides eligible participants the opportunity to earn long-term incentive compensation based on the Company's attainment of certain financial goals determined by the Compensation Committee and set forth in the Long Term Incentive Plan. The Compensation Committee may revise the performance goals in the event of a change of control or other corporate reorganization, merger, similar transaction or other extraordinary event, or as the Compensation Committee determines is in the best interests of the Company.

The Long Term Incentive Plan is intended as an incentive to attract, motivate, and retain employees, including the Company’s named executive officers, and directors upon whose judgment, initiative, and efforts the financial success and growth of the business of the Company largely depend, and to provide an additional incentive for such individuals through stock ownership and other rights that promote and recognize the financial success and growth of the Company and create value for shareholders.  The Long Term Incentive Plan permits the grant of cash-based awards, nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other stock-based awards, provided that the total number of shares of common stock of the Company which may be issued under the Long Term Incentive Plan may not exceed 500,000 shares.

Under the Long Term Incentive Plan, 50% of the target award is to be paid in the form of performance awards of cash and/or equity, 40% of the target award is to be paid in the form of stock options, including nonqualified stock options, incentive stock options, stock appreciation rights and/or other stock-based awards, and 10% of the target award is to be paid in the form of full value awards, including restricted stock and restricted stock units.

The above description of the Long Term Incentive Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Long Term Incentive Plan, a copy of which the Company intends to include as an exhibit to its Annual Meeting Proxy Statement on Schedule 14A, to be filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 18, 2009	GENCORP INC.

	By:	/s/ Kathleen E. Redd
		Name:	Kathleen E. Redd
		Title:	Vice President, Chief Financial Officer and Secretary